3: As filed with the Securities and Exchange Commission on February 12, 2003

As filed with the Securities and Exchange Commission on February 24, 2003

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

- - - - - - -

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MAGNITUDE INFORMATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware 75-2228828

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

401 State Route 24

Chester, New Jersey 07930

(Address of Principal Executive Offices) (Zip Code)

2000 STOCK INCENTIVE PLAN

(Full title of the plan)

Steven D. Rudnik

401 State Route 24

Chester, New Jersey 07930

(Name and address, including zip code of agent for service)

(908) 879-2722

(Telephone number, including area code, of agent for service)

With copy to:

Joseph J. Tomasek, Esq.

75-77 North Bridge Street

Somerville, New Jersey 08876

(908) 429-0030

CALCULATION OF REGISTRATION FEE

================================================================

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Fee
Common Stock, par value $.0001	5,000,000	$0.115	$575,000	$52.90

1) In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Company's Stock Incentive Plan, set forth in Exhibit 4.31 to this Form S-8, in the event of stock dividends, stock splits, recapitalizations or other changes in the common stock.

2) The 5,000,000 common shares issuable under our Stock Incentive Plan are being registered, which include 81,000 common shares already issued to five selling shareholders identified herein pursuant to the Company's Stock Incentive Plan which may be reoffered in accordance with the provisions of Form S-8.

3) Computed pursuant to Rule 457(h)(1) solely for the purpose of calculating the registration fee, on the basis of the average of the low bid and ask prices of our common stock as reported on the OTC Bulletin Board on February 20, 2003.

EXPLANATORY NOTE

This registration statement covers 5,000,000 shares of common stock, $.0001 par value per share, of Magnitude Information Systems, Inc. issuable under our Stock Incentive Plan which includes 81,000 shares already issued to five (5) of our employees pursuant to the Plan and who are named as selling shareholders.

We prepared this registration statement in accordance with the requirements of Form S-8 promulgated under the Securities Act and it contains two parts. Part I contains our reoffer prospectus prepared in accordance with Part I of Form S-8 in accordance with instruction C of the General Instructions to Form S-8. Subject to the volume limitations of Rule 144(e) of the Securities Act, the reoffer prospectus may be used for reoffers or resales on a continuous or delayed basis in the future of the 81,000 shares of common stock issued under the Plan to the selling shareholders. Part II contains information required in this registration statement under Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will provide to the selling shareholders, Steven W. Jagels, Pauline E. French, Isabelle Goldt, Marc Frega and Joseph J. Tarantino, documents containing the information specified in Part I, Items 1 and 2. We will furnish without charge to any person, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to Steven W. Jagels, Pauline E. French, Isabelle Goldt, Marc Frega and Joseph J. Tarantino under Rule 428(b) of the Securities Act. Requests should be directed to Magnitude Information Systems, Inc., 401 State Route 24, Chester, New Jersey 07930, Attention: Joerg H. Klaube, Chief Financial Officer. Our telephone number is (908) 879-2722. The reoffer prospectus follows this paragraph.

REOFFER

PROSPECTUS

MAGNITUDE INFORMATION SYSTEMS, INC.

81,000 Shares of Common Stock

The shares of Magnitude Information Systems, Inc. common stock, $0.0001 par value per share, offered under this prospectus are being offered by Steven W. Jagels, Pauline E. French, Isabelle Goldt, Marc Frega and Joseph J. Tarantino for their own account. These employees are sometimes referred to as "Selling Shareholders". The Selling Shareholders acquired their

Shares pursuant to a certain Stock Incentive Plan. The sales may occur in transactions on the over-the-counter market and quoted on the Bulletin Board maintained by Nasdaq at prevailing market prices or in negotiated transactions. The Company will not receive proceeds from any of the sales of the Shares. The Company is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the 1933 Act before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

The Company's common stock is currently traded on the Over-the-Counter market and quoted on the NASDAQ Bulletin Board under the symbol "MAGY". As of February 20, 2003, the average of the bid and asked price of our shares of common stock as reported on the OTC Bulletin Board was $0.115.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 15.

-----------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------

February 24, 2003

TABLE OF CONTENTS

Where You Can Find More Information 5

Incorporated Documents 6

Our Company 7

Risk Factors 15

Use of Proceeds 22

Selling Shareholders 22

Plan of Distribution 23

Experts 24

Legal Opinion 24

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission (the"SEC") in Washington, D.C. a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered in this Reoffer Prospectus. This Reoffer Prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete; we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statement without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement by writing to the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at

1-800-SEC-0330. In addition, the SEC maintains a Web site at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore we file reports, statements and other information with the SEC. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street,

Suite 1400 Chicago, Illinois 60661. You can also obtain copies of such material from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance. Our common stock is currently traded on the Over-The-Counter market and quoted on the NASDAQ Bulletin Board under the Symbol "MAGY".

INCORPORATED DOCUMENTS BY REFERENCE

The SEC allows the Company to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus. The following documents which we have filed with the Commission are incorporated by reference into this prospectus:

(a) Our annual report on Form 10-KSB for the fiscal year ended December 31,2001;

(b) Our quarterly reports on Form 10-QSB for the quarters ended September 30, 2002, June 30, 2002 and March 31, 2002

(c) Our current Reports on Form 8-K filed with the SEC on February 6, 2003, December 24, 2002 and September 23, 2002.

(d) Our Registration Statement on Form SB-2 filed on November 26, 2001 and the

Amendments thereto filed on June 18, 2002, October 24, 2002 and December 24, 2002.

All documents that we have filed with the Commission pursuant to Section 13 (a),13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Reoffer Prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this Reoffer Prospectus and to be part of this prospectus from the date of filing of these documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed documents, which also is or is deemed incorporated by reference in this prospectus, modifies, supersedes or replaces that statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to Steven D. Rudnik, President, at the Company's executive offices, located at 401 State Route 24, Chester, New Jersey 07930. The Company's telephone number is (908) 879-2722.

OUR COMPANY

Background

On June 24, 1997, the Company entered into an acquisition agreement whereby it acquired substantially all of the outstanding stock of Proformix, Inc., a Delaware corporation and manufacturer of ergonomic keyboarding systems. Proformix, Inc. in November 1998 changed its name to Magnitude, Inc. and is hereafter referred to as Magnitude, Inc. The business combination took the form of a reverse acquisition. The Company and Magnitude, Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of Magnitude Information Systems, Inc.. The operations of the newly combined entity are currently comprised solely of the operations of Magnitude, Inc.

On February 2, 1998, the Company entered into an Agreement and Plan of Merger with Rolina Corporation, a privately held New Jersey software developing firm, and on April 30, 1998, into an Asset Purchase Agreement with Vanity Software Publishing Co., a Canadian developer of specialized software, whereby the Company, in return for payments in form of cash and equity, acquired the rights to certain software products and related assets, with such software products subsequently forming the basis for the further development during the year of the Company's proprietary ErgoManagerTM software product.

As of December 13, 2002, there were outstanding 53,857,927 common shares, 1 Cumulative Preferred Share, 29,300 shares of Series A Stock, no shares of Series B Stock, 100,000 shares of Series C Stock and 66,668 shares of Series D Stock.

Narrative Description of Business

Until November 18, 1998, when the Company sold its hardware product line comprised of Magnitude, Inc.'s ergonomic keyboard platform products and accessories, its business was primarily centered around the design, manufacture, and marketing of accessory products for the computerized workplace. In parallel, and beginning with the February 1998 acquisition by the Company of Rolina Corporation, an early stage software business which had developed an ergonomic software product that was being marketed under the name "ErgoSentry", and thesubsequent acquisition in May 1998 of substantially all of the assets of Vanity Software Publishing Corporation, a Canadian software firm, which also included a certain ergonomic software package known as "ErgoBreak", the Company engaged in the development of a unique suite of software packages designed to increase productivity and prevent repetitive stress injury in the computer-related work environment which include the before mentioned "ErgoSentry" and "ErgoBreak" products. These efforts resulted, in November 1998, in the completion of the initial release of the proprietary ErgoManager(TM) software system. The Company's business is now focused exclusively on the further development and promotion of these and other software products. The Company has applied for several patents for its products, and has recently received a Notice of Allowance from the U.S. Patent and Trademark Office on its application relative to certain core inventions within its ErgoManager(TM) system. The Company has not yet realized material revenues from licensing its software. With new products targeted at relatively new markets the Company currently must be considered an enterprise in transition.

As the utilization of computers in the office has increased significantly in the last decade, so has the rate of health problems believed to be related to the use of computers. Computer ergonomics focuses on optimizing the design of technology involved in the utilization of computers in the office, and also attempts to affect the manner in which people interact with computers, so as to minimize the associated health risks. A successful technology delivery system positively impacts the cost of doing business by improving the comfort, productivity, job satisfaction and safety of the computer user, while reducing the costs of absenteeism and work related disability.

Repetitive stress injury (RSI) is a classification of diseases caused by the excessive use of joints. It is a sub-classification of Cumulative Trauma Disorders (CTDs). One common form of RSI is Carpal Tunnel Syndrome (CTS) which can be caused by excessive typing, among other activities, and can be aggravated by deficient - in the ergonomic sense - equipment and inappropriate work habits. The carpal tunnel is a channel in the wrist where tendons and the median nerve connect the arm to the hand. Through excessive use, the tendons become swollen and pinch the nerve. RSI accounts for a large portion of work-related illnesses, and the incidence of RSI is expected to grow as the number of people operating keyboards increases. The impact of RSI is measured not only in the pain and suffering of its victims, but also in time lost from work and medical costs.

The Company's proprietary software products are designed to help businesses deal with potentially preventable repetitive stress injuries, by real-time monitoring of keyboarding activities, pro-active dialog with at-risk employees, and strategic profiling and management of computer use throughout an organization.

During 1996, the issues of repetitive stress injuries and the potential of liability to employers from the effects of carpal tunnel syndrome and other RSI's on employees were forcibly brought to the forefront of corporate consciousness through widely publicized suits involving a major computer maker. The US Bureau of Labor Statistics reported that already in 1995, there were approximately 70,000 cases of carpal tunnel syndrome and associated tendonitis, and that 25% of all injuries that result in lost work time are due to repetitive stress problems. They currently cost employers an estimated $20 billion a year in workers' compensation claims. The federal government estimates an additional $80 billion is lost in related costs such as absenteeism and reduced productivity. Increased awareness of the health risks and associated costs led the State of California to pass OSHA Title 8 which directs qualifying employers to establish and implement a program designed to minimize RSI's. Such program shall include work-site evaluation, control of exposures which have caused RSI's, and training of employees. The Company's proprietary software products deliver a comprehensive compliance tool. In a similar pursuit, the Clinton Administration, in January 2000, proposed that on a federal level, preventive guidelines be established, and the Occupational Safety and Health Administration plans to issue pertinent regulations this year. The RSI issues in the United States are mirrored in the rest of the developed world. The Company believes that the growing recognition of these trends will give rise to a rapidly expanding market for the Company's products.

The Industry

The Company operates in only one business segment: the development, marketing, and licensing of risk aversion and productivity enhancement software products for the computerized workplace environment. More specifically, the Company licenses highly sophisticated and proprietary software that provides computer based training, work pacing and monitoring tools, as well as a computer workstation assessment tool.

Potential customers for the Company's products are businesses of all sizes, as well as organizations and government departments and agencies that employ many staff in computer-related functions. The software industry in general is comprised of a remarkable variety of providers, ranging from small boutique-type designers to large international corporations. The industry is characterized by great dynamics, patterns of rapid growth and well-known success stories, but also by a high degree of volatility and risk. As such, the Company with its recent transition from the more stable environment of a supplier of ergonomic (hardware) accessories, to a software house addressing a specialized market, has entered new territory. Nevertheless, its chances for success, in management's opinion, are greatly enhanced by the timeliness of the introduction of its product into an increasingly receptive market, as described above.

The Company operates primarily in the United States of America, however, has introduced a Portuguese language version of its software products for the Brazilian market, and is preparing other language versions. The Company has not yet derived any material revenues from the licensing or sale of its software products, either domestically or in foreign markets.

Products, Patents, Trademarks

The Company's current primary product is a suite of seven proprietary software modules marketed under the name ErgoManager(TM) which are designed to help individual computer users and businesses deal with potentially preventable repetitive stress injury (RSI). The seven software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the package enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

The system is highly customizable for management, staff and employees. All components operate on any PC or workstation running the Microsoft Windows operating system. The ErgoManager(TM) suite employs the International RULA (Rapid Upper Limb Assessment) standard for compliance with California OSHA Title

The seven modules are described as follows:

ErgoSure : A postural risk-assessment tool that records how an employee is working; it determines injury potential and suggests improvements. It also can be used to evaluate workstation alternatives prior to purchase.

ErgoSentry(TM) : Employing patent-pending algorithms that measure rest against work in real time, the non intrusive program informs users when to break from high-risk trends (thresholds definable by the user or corporate safety officer) when keyboarding or using a mouse. ErgoSentry also includes an "ErgoPak" video or slides that depict correct workstation setup, posture and repetitive stress-reducing exercises. Surveyor(TM) : An electronic surveyor used by management to gather macro-information about employee populations and to gain a clear understanding of equipment usage, discomfort and comfort patterns, workstation configurations and employee habits. The ErgoSentry trademark has been registered with the United States Patent and Trademark Office on September 12, 2000 providing legal protection for a ten year period through September 12, 2010.

UserNotes(TM) : An easy, effective means for employees to report workplace discomfort so staff can address certain issues earlier, at lower cost and with greater likelihood of success. UserNotes encourages a proactive approach.

Guardian : Captures the frequency of mouse clicks and activation of individual keys, over time. It also can be used in a review process to assess attributes such as ease-of-use among competing applications. Guardian also is a good training tool. By measuring before-and-after results, Guardian can be used to determine the type of training program needed, measure each program's effectiveness and highlight needed improvements.

ErgoQuiz: An electronic testing system and awareness-building tool that measures employees' understanding of ergonomic principles.

ErgoManager(TM) Analyzer: A comprehensive report writer and analysis tool for manipulating, interpreting and evaluating the data collected in the ErgoSentry module - on the workstation-, department-, and company level.

In addition to the trademarks shown above which are owned by the Company, Magnitude has applied for other product designators to be afforded trademark protection, and has filed US Patent Application for certain design principles underlying several of its proprietary software products, including a patent application for its newest product, a new class of usage tracking and data collection software that is directed towards e-commerce and a wide range of other Internet related applications. There can be no assurance, however, that such patents will be granted or, if granted, that a third party will not design products which perform the same or similar functions as the Company's products, using technology other than that covered by the Company's patents.

Patents and New Products

ErgoSentry - Patent Allowed:

A patent was issued to the Company on May 16, 2000 by the United States Patent and Trademark Office. The patent covers various innovations including a proven approach that helps computer users manage their activity to improve productivity and reduce the risk of repetitive motion injuries. Entitled "Computer Activity Monitoring Station", this patent provides protection under United States law through January 7, 2017.

ErgoPal Introduced, Patent Pending:

New patent-pending ErgoPal software -- a work pacing tool that helps users mitigate health risks and improve their productivity by gently alerting them to increases in stress and fatigue which are occurring before they realize it.

Business Strategy

The most important prospective customers for the Company's products are medium and large companies, organizations, and governmental departments and agencies that have a relatively large staff working in computer-related functions. These entities not only are more cognizant of the health risks and negative effect on productivity associated with many of the traditional tools of the computerized workplace and therefore tend to be more receptive to new remedial solutions and alternatives based on the science of Ergonomics, but also have a significant exposure in terms of legal liabilities if they fail to act addressing these potential risks. On an on-going basis, the increasing costs of worker's compensation insurance creates a growing incentive to deal with the underlying causes.

With its new proprietary ergonomic software the Company offers a comprehensive and effective tool for corporate clients to address the three major issues involved: (a) employee wellness, (b) cost containment and productivity enhancement, and (c) potential legal liabilities. While certain portions of the ErgoManager(TM) software suite have been previously marketed as individual modules, the release to the market, in November 1998, of an overall integrated solution in form of the ErgoManager(TM) system constituted a novel approach.

Since that time, the product has been installed by a growing number of corporate and institutional clients. For example, during fiscal year 2000 we acquired 43 new customers and in 2001, 36 new customers. Typically, in view of the new-ness of product and market, such client initially purchases a license for a "pilot version" of the software, functionally complete but limited to a smaller number of users. After undergoing a process of familiarization and evaluation the client is expected to upgrade to the intended ultimate number of users which, by definition, should encompass all personnel exposed to the above described risks. Many tests and evaluations by third parties have confirmed to the Company's satisfaction that its product is mature, stable, and effective. It is with a high degree of confidence, therefore, that the Company expects many of the ongoing trial installations to lead to larger enterprise orders and, thereby, to the targeted revenue stream. The key to economic success therefore lies in a comprehensive marketing approach that carries the Company's message to the largest possible number of prospective clients. Since its own financial resources are limited, the Company embarked on a strategy to seek marketing partnerships with entities and individuals in the risk management industry.

The Company intends to continue developing strategic marketing relationships with leading business consultants, to broaden its distribution channels to include tiered marketing arrangements, and to strengthen its direct sales force and support organization, thereby focusing on a marketing approach which emphasizes the advantages that accrue to a business from the unique combination of risk management and productivity enhancement tools provided by ErgoManager(TM).

Research and Development

Since early 1998 the Company has invested considerable resources in the further development of the overall ErgoManager(TM) system and the integration of certain software assets acquired pursuant to the agreements with Rolina Corporation and Vanity Software Publishing Corporation (see "Narrative Description of Business"), and in further enhancements to the products. Also during this time, a complete set of new and necessary documentation and marketing collateral was created. In late summer, the first official version of ErgoManager(TM), Version 1.78, was released, followed in October 1998 by Version 2.12., in April 1999 by Version 3.05 and in October, 2000 by Version 4.0. The latest Version 5.0 was released in September, 2002.

The Company has expensed all expenditures related to the above efforts. Such expenses totaled $139,000 for the year ended December 31, 2001, and $209,000 for the year ended December 31, 2000.

Major University Study

Alan Hedge, Phd,, Professor of Ergonomics at Cornell University, in collaboration with Scott J. Evans, Manager of Facilities and ESH at Lockheed Martin Enterprise Information Systems, authored a Cornell University study testing the effects of using "ErgoManager", the Company's ergonomic management system ("EMS"), an ergonomic work pacing software, on 56 Lockheed Martin computer software programmers at that company's Orlando, Florida facility (the "Study"). Professor Hedge serves as the Chairman of the Company's Ergonomics Advisory Board and is a shareholder of the Company. In accordance with the policy of Cornell University, neither the results of the Study nor the fact of its publication, constitutes an endorsement by Cornell University of the Company's ErgoManager or EMS software products used in the Study.

The performance of the 56 studied-test participants was passively monitored using the EMS software for four weeks to establish a baseline, without activating the ErgoManager's icons at rest break capabilities. Following this initial four-week period, the full capabilities of ErgoManager were activated for all participants and their work performance was monitored for a further four-week period. Full activation permitted the EMS software to coach users to take periodic microbreaks throughout the workday depending upon their work rate.

The results of the Study displayed a significant 59% improvement in work accuracy following the activation of ErgoManager and the EMS software. The Study further disclosed that there was no difference in total keystrokes or in mouse use during either the initial four-week baseline period or the following four-week ErgoManager activation period, confirming previous research showing that alerting keyboard users to take more short rest and break periods did not impair their overall keystroke and mouse use but did improve their work accuracy. The Study proposed that further studies of this type of ergonomic workflow software could prove useful and beneficial in evaluating the effects of microbreaks on participants who are experiencing musculoskeletal problems and in quantifying the performance benefits of this software for a larger number of workers over a longer period.

Economic analysis showed that in this Study the performance benefits alone that accrued from using ErgoManager's ergonomic work pacing software would operate to provide a return on investment in less than one-week. This Study is available to the public on the Cornell University Website at : then clicking on the Study, entitled "Ergonomic Management Software and Work Performance".

Competition

Competitive pressures come from other ergonomic software products. Current competitors of the Company, their product names and locations are as follows:

Company Product Name Location

Great Attitudes, Inc. Compustretch Canada

ErgoWare ErgoWare RSI Manager San Diego, CA

Alen Jevsenak 3D Germany

Peak Technology Ltd. Kairos New Zealand

DITR Marketing, Inc. Mouse Tool California, USA

The key to ErgoManager winning the business appears to be finding someone at the prospective client who understands ergonomic issues and can appreciate why ErgoManager is a superior product.

The Company has ascertained, based on customer comments, that the Company's market share lead gives it the opportunity to be first to dominate this market niche. However, this market is in its infancy and there are no real competitors - higher or lower in cost compared to Magnitude executing substantial marketing communications. Magnitude is left to finance and develop the market on its own.

The relatively small size of the existing marketplace , Magnitude, and its competitors provides a window of opportunity for companies with substantial resources to quickly enter and dominate the market, should they determine or suspect rapid growth. While such a move could lessen Magnitude's opportunity to be the overall market leader, it would greatly benefit the Company by drawing attention to and building the market.

From a marketing and sales perspective, Magnitude and its products do not currently have significant competition. There are several first and second-generation keystroke counters and egg timers but they do not provide the end user and the employer with the requisite compliance and usability that ErgoManager brings to the table. First-generation, or "egg timer" methodology focuses on counting time and then offering a typing break based upon a time threshold. Second-generation, or "odometer" methodology employs the counting of keystrokes and then offering a typing break based upon a total number of keystrokes threshold. Third-generation technology, which we utilize in our software, compares typing keystroke input over time to establish a correlation of typing work and rest for individual users, which once established proceeds to offer interrupting typing breaks based upon a user's typing patterns when typing work and rest patterns deviate from the previously established norms. In all comparisons, ErgoManager provides more features and better performance than competitive products. The differences between ErgoManager and competing products are substantial.

At this time, there is no significant competitor offering a product suite of features comparable to ErgoManager. A number of competing products offer rudimentary reporting capabilities. Magnitude's ErgoSentry is the only Third Generation Workpacing software available today.

Seasonality and Dependency

The industry segment in which the Company does business is not seasonal. The Company's software related revenues until now have consisted primarily of smaller orders for pilot projects and field tests. The Company's future success is dependent upon its ability to follow up on such initial orders with enterprise-wide contracts where corporate clients introduce the Company's software products across the entire spectrum of computer workplaces throughout their company or certain divisions. There can be no assurance that the Company will succeed in doing so, or if it does succeed, that its business will generate enough revenues during the coming periods, in a timely manner and sufficient in scope, to finance and support the Company's planned future growth as expected by management.

RISK FACTORS

You should carefully consider the risks described below when evaluating your ownership of the Magnitude common stock. The risks and uncertainties described below are not the only ones Magnitude faces. Additional risks and uncertainties we are presently not aware of or that we currently consider immaterial may also impair Magnitude's business operations.

If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline significantly.

We Continue to Suffer Financial Losses in our Business.

We have a history of losses and if we do not achieve profitability we may not be able to continue our business in the future. We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of approximately $18,478,363 as of December 31, 2001 of which approximately $7 million are attributable to its discontinued hardware product line. For the fiscal years ended December 31, 2001 and 2000, we incurred losses of $ 3,463,823 and $3,716,527, respectively. For the nine months period ended September 30, 2002, we had additional losses of $2,040,709. We have financed our operations primarily through the sales of equity and debt securities. Our expense levels are high and our revenues are difficult to predict. We anticipate incurring additional losses until we increase our client base and revenues. We may never achieve or sustain significant revenues or profitability. If we are unable to achieve increased revenues, we will continue to have losses and may not be able to continue our operations.

Our Auditors Have Rendered An Opinion Raising Doubts as to Whether We Can Continue Operations.

Our auditors have expressed their opinion that based upon our financial condition as shown in our financial statements for our fiscal year that ended on December 31, 2001, they have substantial doubts whether or not we will be able to continue in business as an operating company. See "Financial Statements".

We Need Additional Financing.

We could be required to cut back or stop operations if we are unable to raise or obtain needed funding. Our ability to continue operations will depend on our positive cash flow, if any, from future operations or our ability to raise additional funds through equity or debt financing. At present, we have not received firm commitments for private financings in amounts sufficient to cover the working capital necessary to continue to finance our operations and execute our business plan. Although we anticipate that future revenues and new capital from private and institutional investors with whom we are currently in negotiations will be sufficient to fund our current operations and capital requirements for the current fiscal year, we cannot give you any assurance that these negotiations will result in definite agreements that will provide such needed capital. We could be required to cut back or stop operations if we are unable to raise or obtain funds when needed.

We Do Not Have A Proven Software Sales Record

We do not have a proven software sales record and have made only limited sales of our software products. Our total revenues for software sales and licenses and support services for the years ended December 31, 2001 and 2000 were approximately $ 374,839 and $646,035, respectively. For the nine month period ended September 30, 2002, we have revenues of only

$257,474. As a result of our lack of proven sales success and lack of evidence that the business or consumer marketplaces have accepted our software products, you and other investors may not have enough or sufficient financial and operational information about us that is necessary in order to properly evaluate the risks of making any investment in our stock.

We Are Not Certain That Customers Will Buy Our Products.

Our revenues depend on sales of our specialized software products and we are uncertain whether there will be broad market acceptance of these products. Our revenue growth for the foreseeable future is largely dependent upon increased sales of our ErgoManagerTM suite of software products. Since the introduction of our ErgoManagerTM software products in November, 1998 and through September 30, 2002, revenue from our software products has been approximately $1,556,000 (prior to this time, we had sales of approximately $63,000 based upon a predecessor version of the ErgoManagerTM software}.

For the nine months period ended September 30, 2002, we had revenues from the sales of software product licenses and support services of $257,474. Our future financial performance will depend upon the successful introduction and customer acceptance of our ErgoManagerTM software products as well as the development of new and enhanced versions of this product as well as other related software products that may be developed in the future. Revenue from products such as ErgoManagerTM depend on a number of factors, including the influence of market competition, technological changes in the ergonomic workplace market, our ability to design, develop and introduce enhancements on a timely basis and our ability to successfully establish and maintain distribution channels. If we fail to achieve broad market acceptance of our ErgoManagerTM products, it would have a material adverse effect on our business, operating results and financial condition.

We Do Not Have An Established Sales Distribution Network.

We do not have an established sales distribution network through which to sell our software products. Our inability to enter into strategic relationships with indirect channel partners could have a material adverse effect on us. As part of our sales and marketing efforts, we are seeking to develop strategic relationships with indirect channel partners, such as original equipment manufacturers and resellers. We have limited financial, personnel and other resources to undertake extensive marketing activities ourselves. Therefore, our software products will depend on our ability to develop and maintain strategic marketing relationships with indirect channel partners and their ability to market and distribute our software products. If we are unable to enter into and maintain such arrangements or if such arrangements do not result in the successful commercialization of our software products, then this could have a material adverse effect on our business, operating results and financial condition.

You Could Lose Your Entire Investment.

Our common stock offered in this prospectus is highly speculative, involves a high degree of risk and should not be purchased by any person who cannot afford the loss of his entire investment. A purchase of our common stock in this offering would be unsuitable for a person who cannot afford to sustain such a loss.

If We Were To Lose The Services of Our President Our Business Would Suffer

We are substantially dependent upon the continued services of Steven D. Rudnik, our President and Chief Executive Officer. The loss of the services of Mr. Rudnik through incapacity or otherwise would have a material adverse effect upon our business and prospects. To the extent that his services become unavailable, we will be required to retain other qualified personnel, and there can be no assurance that we will be able to recruit and hire qualified persons upon acceptable terms. We do, however, maintain key person life insurance on the life of Mr. Rudnik in the amount of $1 Million.

In addition to Mr. Rudnik, if we were to lose the services of one or more of our key employees, such as Joerg Klaube, our Chief Financial Officer, or Mark Fuller, our Senior Vice President of Marketing and Sales, our business, operating results, financial condition or business prospects could be materially adversely affected. We have several programs in place to retain key personnel, including granting of stock options that vest annually over four or five years. All of these outstanding options are at exercise prices above the current market price of our common stock.

Penny Stock Regulations

The Securities Enforcement Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (I) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stocks may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. Our common stock is currently considered a penny stock.

There is Intense Competition in the Industry

The market for ergonomic application software is expected to become intensely competitive. Although we are not aware of any ergonomic software that competes with our ErgoManagerTM software products currently, competitors will certainly enter this marketplace. Although we believe our success will be due in part to our early entry into the computer workplace market, we expect other software product manufacturers to develop and sell similar products.

Intense competition could lead to increased price competition in the market, forcing us to reduce prices. As a result, our gross margins may decline and we may lose our first-to-market advantage which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be unable to compete successfully with any new competitors which are better financed, have larger technical staffs and operational resources. There can be no assurances, therefore, that our software products will be able to successfully compete in the marketplace.

We haveLimited Protection of Intellectual Property and Proprietary Rights and May Potentially Infringe Third Party Intellectual Property Rights

We consider certain aspects of our software and documentation to be proprietary, and rely on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. Outstanding applications may not result in issued patents and, even if issued, the patents may not provide any meaningful competitive advantage. Existing copyright laws afford only limited protection. We believe that the rapid pace of technological change in the computer software industry has made patent, trade secret and copyright protection less significant than factors such as:

  knowledge, ability and experience of our employees;
  frequent software product enhancements; and
  timeliness and quality of support services.

Patent, trade secret and copyright protections may be inadequate, and our competitors may independently develop ergonomic software products that are substantially equivalent or superior to our software products. We do not believe that our software products, our trademarks or other proprietary rights infringe on the property rights of any third parties. However, third parties may assert infringement claims against us and our products. These assertions could require us to enter into royalty arrangements or could result in costly litigation.

Magnitude May Experience Product Liability Claims

Although our license agreements contain provisions designed to limit our exposure to potential product liability claims, these provisions could be invalidated by unfavorable judicial decisions or by federal, state or local laws or ordinances. Although we have not experienced any product liability claims to date, use of our software in mission critical applications may create a risk that a third party may pursue a claim against us. Although we carry product liability insurance, if a product liability claim against us was successful, the resulting damages or injunctive relief could have a material adverse affect on our business, financial condition and results of operations.

Our Stock Price is Volatile and There is a Risk of Litigation

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations. For example, during the first quarter of fiscal year 2000, the average high sales price for our common stock traded in the public market was $4.75 per share while the average low sales price during the same period was $0.41 per share. Similarly, $1.16 was the average high and $0.38 the average low trading prices of our stock during the first quarter of 2001 in contrast to the $0.29 per share high average and $0.08 per share low average trading prices witnessed during the first three quarters of this year.

Further, the stock market has experienced in recent months and may continue in the future to experience extreme price and volume fluctuations that particularly affect the market prices of equity securities of high technology companies that often are not related to or are disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions have, and may continue to have, a material adverse effect on the trading price of our common stock. fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. We cannot assure you that there will not be lawsuits in the future or that future lawsuits will not have a material adverse effect on our business, financial condition and results of operations.

Rapid Technological Change; Dependence on New Products

The market for software is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company must respond rapidly to developments related to operating systems and applicable programming languages. Such developments will require the Company to continue to make substantial product development investments. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenue.

The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cust-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that its enhanced and new products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new or enhanced products, and there can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Patents and New Products" and "Research and Development" below.

Remote Possibility of Contingent Liability

This year, during the period from January through August, 2002 and while our registration statement was still pending and being reviewed by the Securities and Exchange Commission, the Company engaged in 59 ~~a~~ private placement transactions with 36 non-affiliate, accredited U.S. investors, receiving $1,493,200 in subscription proceeds and issuing an aggregate of 14,932,000 common shares to these investors. This activity represented a technical violation of federal securities laws which required that our registration statement should have been cleared and ordered effective by the Securities and Exchange Commission before we engaged in this private placement with U.S. investors. There is a remote possibility that these non-affiliate U.S. investors could theoretically attempt to rescind their investments if it could be established that their investments resulted from a general solicitation. Since these non-affiliate U.S. investors had previous direct relationships with Company officers, directors, advisors and shareholders, upon which relationships management believes these non-affiliate U.S. investors relied to make their investment decision the management of the Company firmly believes that the likelihood of rescission is extremely remote.

Any Further Stock Issuances Could Depress Our Share Trading Price

Of the 46,226,842 common shares offered in this prospectus, 26,642,334 common shares have already been issued to the selling shareholders. If the selling shareholders were to fully exercise their rights under their warrants, convertible preferred stock, stock options, and convertible note to purchase or convert into the remaining 17,584,508 common shares offered in this prospectus and then sell them, the market price of our common stock could be materially adversely affected. As of December 13, 2002, the substantial majority of the warrants, and stock options had exercise prices above the current market price of our common stock.

Market Overhang

As of December 13, 2002, we had 53,857,927 common shares outstanding. As of December 13, 2002, we had 11,331,808 outstanding stock options, 7,398,164 outstanding common stock purchase warrants, 195,968 preferred shares convertible into 1,784,978 common shares and a convertible promissory note convertible into 2,748,900 common shares. If all the outstanding stock options, common stock purchase warrants, preferred shares and the convertible note were exercised and/or converted by their holders an additional 23,263,850 common shares would be outstanding; this would represent an approximate 43% increase in our outstanding common shares. The vast majority of these outstanding options and warrants are exercisable at prices currently above the public trading prices of our common stock. However, in the event that even a portion of these outstanding options and warrants were to be exercised, or portions of the preferred shares and/or the convertible promissory note converted, the resulting dilution could depress the public trading price of our common shares. In addition, we are registering 46,226,842 shares for sale by the Selling Shareholders; if a significant portion of these shares were sold by the Selling Shareholders in the public marketplace, such sales could also have a severe and adverse material affect on the public trading price of our common shares. Any increase in the amount of saleable shares increases significantly the possibility of large amounts of our shares offered for sale and, if sold, dramatically increases the selling price pressure for our shares which could result in a further depressed sales and market price for our stock.

The Market Price At Which The Selling Shareholders Resell Their Stock Offered In This Prospectus May Bear No Relationship To Our Value

The prices at which Selling Shareholders resell our common shares will be determined by the then prevailing market prices of our common shares offered and sold on the Electronic Bulletin Board, over-the-counter market or on any other then applicable exchange where our Common Shares are traded, or may be at negotiated prices which, in all likelihood, will bare no relationship to our assets, book value, net worth or other economic or recognized measure of value. All of the exercise and conversion prices and rates of the Company's outstanding warrants, stock options, convertible preferred stock, convertible promissory notes and convertible note were arbitrarily determined by us and, as well, bare no relationship to our assets, book value, net worth, or any other economic or recognized measure of value. These exercise prices or conversion rates should not be regarded as any indication of current or future market price for our common shares.

FORWARD-LOOKING STATEMENT

This Reoffer Prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

    business strategy, expansion of our products, marketing and distribution

    plans for entering into licensing and distribution agreements anticipated sources of funds, including the proceeds from our operations, to fund our operations for the ensuing years following the date of this Reoffer Prospectus

    plans, objectives, expectations and intentions contained in this

Reoffer Prospectus that are not historical facts.

When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes, "seeks," estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those discussed under "Risk Factors" and elsewhere in this Reoffer Prospectus. We assume no obligation to update any forward-looking statements

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

Shares of our common stock eligible for sale pursuant to this Reoffer Prospectus or which may become eligible for sale pursuant to this Reoffer Prospectus, whether or not the holders of these shares have any present intent to do so, are shares which have been acquired pursuant to the terms of the Company's Stock Incentive Plan (the "Plan").

For the purposes of this Reoffer Prospectus, all of the Shares being registered hereunder are "restricted shares" insofar as they were issued to the Selling Shareholders under the Plan pursuant to Securities Act exemptions prior to their inclusion in this registration statement on Form S-8, of which this Reoffer Prospectus is a part. The following table provides certain information with respect to the Selling Shareholders' beneficial ownership of our common stock as of December 31, 2002, and as adjusted to give effect to the sale of all the shares offered hereby.

NAME(1)	NUMBER OF SHARES BENEFICIALLY OWNED BEFORE OFFERING	NUMBER OF SHARES BEING OFFERED	NUMBER OF SHARES BENEFICIALLY OWNED AFTER OFFERING Number(2) Percentage
Steven W. Jagels	622,083	20,000	602,083 1.06%
Pauline E. French	60,000	10,000	50,000 .088%
Isabelle Goldt	70,000	20,000	50,000 .088%
Marc Frega	71,000	16,000	55,000 .098%
Joseph J. Tarantino	45,000	15,000	30,000 .053%

(1) All of the Selling Shareholders are employees of the Company who received their Shares pursuant to the provisions of our Stock Incentive Plan.

(2) Assumes that all of the Shares will be resold by the Selling Shareholders and none will be held by the Selling Shareholders for their own accounts.

PLAN OF DISTRIBUTION

All or a portion of the Shares offered through this prospectus may be sold, from time to time, by or for the Selling Stockholders in one or more transactions in the public market on the Over-the-Counter ("OTC") Market, in privately negotiated transactions, or in a combination of those transactions. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale on the OTC Market, at prices related to prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Stockholders, each acting as principal for his own account or may be sold through brokers, dealers or other agents designated from time to time by the Selling Shareholders. These brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the selling stockholders or the purchasers of the Shares. We anticipate that there will be no underwriting commissions or discounts payable with respect to these transactions, other than brokers commissions or fees customarily paid on these types of transactions, which commissions and fees will be borne by the Selling Stockholders.

Any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus.

To our knowledge, no underwriting arrangements have been entered into by the Selling Stockholders with respect to the Shares as of the date of this Reoffer Prospectus. If we are notified by a Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this Reoffer

Prospectus, if required, pursuant to Rule 424(b) under the Securities Act disclosing (a) the name of each Selling Shareholder and of the participating broker or dealer, (b) the number of shares involved, (c) the price at which the shares were sold, (d) the commissions paid or the discounts or concessions allowed to the broker or dealer, where applicable, (e) that the broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction.

To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information concerning the plan of distribution not previously disclosed in this prospectus or any material change to that information in this prospectus.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in those jurisdictions only through registered or licensed brokers or dealers.

We will pay all expenses incurred to register the Shares but all brokerage commissions and other expenses incurred by individual selling stockholders will be paid by them. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered through this Prospectus.

EXPERTS

The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-KSB, for the fiscal years ended December 31, 2000, and December 31, 2001 have been examined by Rosenberg Rich Baker Berman & Company, Certified Public Accountants, and such financial statements and schedules are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINION

The legality of the Shares offered hereby has been passed upon for the Company by Joseph J. Tomasek, Esq., 75-77 North Bridge Street, Somerville, New Jersey 08876, its corporate and securities counsel.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a) Registrant's Annual Report on Form 10-KSB and all Exhibits thereto for

The fiscal years ended December 31, 2000 and December 31, 2001, filed pursuant to Section 15(d) of the 1934 Act.

(b) Registrant's quarterly reports on Forms 10-QSB for the fiscal quarters ended September

30, 2002, June 30, 2002 and March 31, 2002 filed pursuant to Section 15(d) of the 1934

Act.

(c) Our current Reports on Form 8-K filed with the SEC on February 6, 2003, December 24,

2002 and September 23, 2002.

(d) Our Registration Statement on Form SB-2 filed on November 26, 2001 and the

Amendments thereto filed on June 18, 2002, October 24, 2002 and December 24, 2002.

All documents filed by the Registrant pursuant to Section 13(a),13(c), 14 and 15(d) of the 1933 Act and Sections 13(a), 13(c), and 14 of the 1934 Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable (securities to be offered are registered under Section

12 of the Exchange Act).

Item 5. Interest of Named Experts and Counsel.

Our counsel, Joseph J. Tomasek, Esq., is also a Director of our Company. Mr. Tomasek is the beneficial owner of 762,500 shares of our common stock, which includes 262,500 options to purchase our common stock.

Item 6. Indemnification of Directors and Officers.

Indemnification of Directors and Officers Section 145 of the General Corporation Law of the State of Delaware and Article 7 of our Certificate of Incorporation contain provisions for indemnification of our officers, directors, employees and agents. The Certificate of Incorporation requires us to indemnify such persons to the fullest extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

The By-laws of the Company provide that a director or officer of the Company will not be personally liable to the Company or its shareholders for monetary damages for acts or conduct of said officer or director performed for or on behalf of the Company, except for liability arising out of his own negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final the final adjudication of such issue.

Except to the extent herein above set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7. Exemption From Registration Claimed.

The Shares issued to the five Selling Shareholders were issued to them in their capacities as employees of the Company pursuant to the terms and provisions of our Stock Incentive Plan. The issuance of the Shares to these employees was made in reliance on the exemptions from registration requirements of the Securities Act contained in Section 4(2) thereof covering transactions not involving any public offering.

Item 8. Exhibits.

The exhibits filed as a part of this Registration Statement are incorporated herein by reference are as follows:

Exhibit No. Item

- ----------- ----

4.31 Magnitude Information Systems, Inc. 2000 Stock Incentive Plan.

5.1 Opinion of Joseph J. Tomasek, Esq., regarding the legality of the securities being registered under this Registration Statement.

23.1 Consent of Rosenberg Rich Baker Berman and Company, Certified Public

Accountants and Independent Auditors for the Company.

23.2 Consent of Joseph J. Tomasek, Esq., counsel for the Company (set forth in the opinion of counsel included as Exhibit 5.1).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's

Certificate of Incorporation or By-Laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will,

unless in the opinion of its counsel the matter has been settled by controlling precedent,

submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form

S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chester, New Jersey on the 24th day of February, 2003.

MAGNITUDE INFORMATION SYSTEMS, INC.

By:_/s/ Steven D. Rudnik________

Steven D. Rudnik, President and

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature Title Date

_/s/ Steven D. Rudnik

Steven D. Rudnik President February 24, 2003

/s/ Joerg H. Klaube___

Joerg H. Klaube Chief Financial Officer February 24, 2003

/s/ Ivano Angelastri___

Ivano Angelastri Director February 24, 2003

_/s/ Steven L. Gray___

Steven L. Gray Director February 24, 2003

/s/ Joseph J. Tomasek_

Joseph J. Tomasek Director February 24, 2003

INDEX TO EXHIBITS

Exhibit

Number Description of Documents

4.31 Magnitude Information Systems, Inc. 2000 Stock Incentive Plan.

5.1 Opinion of Joseph J. Tomasek, Esq., regarding the legality of the securities being registered under this Registration Statement.

23.1 Consent of Rosenberg Rich Baker Berman and Company, Certified Public

Accountants and Independent Auditors for the Company.

23.2 Consent of Joseph J. Tomasek, Esq., counsel for the Company (set forth in the opinion of counsel included as Exhibit 5.1).

Exhibit 4.31

MAGNITUDE INFORMATION SYSTEMS, INC.

2000 STOCK INCENTIVE PLAN

1. Purpose. The purpose of this Plan is to attract and retain qualified officers, directors and other key employees of, and consultants to, Magnitude Information Systems, Inc., a Delaware corporation (the "Company"), and its Subsidiaries and to provide such persons with appropriate incentives. The Company has adopted the Plan effective as of May 1, 2000, subject to the approval of the Company's shareholders, and unless extended by amendment in accordance with the terms of the Plan, no Option Rights, Appreciation Rights, Restricted Shares or Deferred Shares will be granted hereunder after the tenth anniversary of such effective date.

2. Definitions. As used in this Plan,

"Appreciation Right" means a right granted pursuant to Section 5 of this Plan, including a Free-standing Appreciation Right and a Tandem Appreciation Right.

"Base Price" means the price to be used as the basis for determining the Spread upon the exercise of a Free-standing Appreciation Right.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Compensation Committee of the Board, as described in Section 13(a) of this Plan, or, in the absence of a Compensation Committee, the full Board.

"Common Shares" means (i) shares of the Common Stock, $.01 par value, of the Company and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 9 of this Plan.

"Date of Grant" means the date specified by the Committee on which a grant of Option Rights or Appreciation Rights or a grant or sale of Restricted Shares or Deferred Shares shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

"Deferral Period" means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

"Deferred Shares" means an award pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

"Free-standing Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right or similar right.

"Incentive Stock Option" means an Option Right that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision thereto.

"Market Value per Share" means the fair market value of the Common Shares as determined by the Committee from time to time.

"Nonqualified Option" means an Option Right that is not intended to qualify as an Incentive Stock Option.

"Optionee" means the person so designated in an agreement evidencing an outstanding Option Right.

"Option Price" means the purchase price payable upon the exercise of an Option Right.

"Option Right" means the right to purchase Common Shares from the Company upon the exercise of a Nonqualified Option or an Incentive Stock Option granted pursuant to Section 4 of this Plan.

"Participant" means a person who is selected by the Committee to receive benefits under this Plan and (i) is at that time an officer, director or other key employee of, or a consultant to, the Company or any Subsidiary or (ii) has agreed to commence serving in any such capacity.

"Reload Option Rights" means additional Option Rights automatically granted to an Optionee upon the exercise of Option Rights pursuant to Section 4(f) of this Plan.

"Restricted Shares" means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the restriction on transfer referred to in Section 6 hereof has expired.

"Rule 16b-3" means Rule 16b-3, as promulgated and amended from time to time by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor rule to the same effect.

"Spread" means, in the case of a Free-standing Appreciation Right, the amount by which the Market Value per Share on the date when the Appreciation Right is exercised exceeds the Base Price specified therein or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when the Appreciation Right is exercised exceeds the Option Price specified in the related Option Right.

"Subsidiary" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which the Company owns or controls directly or indirectly more than 50% of the total combined voting power represented by all classes of stock issued by such corporation at the time of the grant.

"Tandem Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right or any similar right granted under any other plan of the Company.

"10% Shareholder" means an individual who, at the time an Option Right is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock issued by the Company or by any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code or any successor provision thereto.

3. Shares Available under the Plan.

(a) Subject to adjustment as provided in Section 9 of this Plan, the number of Common Shares which may be (i) issued or transferred upon the exercise of Option Rights or Appreciation Rights, or (ii) awarded as Restricted Shares and released from substantial risk of forfeiture thereof or Deferred Shares, shall not in the aggregate exceed 5,000,000 Common Shares, which may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof. For the purposes of this Section 3(a):

(i) Upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award shall again be available for issuance or transfer hereunder; and

(ii) Upon the full or partial payment of any Option Price by the transfer to the Company of Common Shares or upon satisfaction of tax withholding obligations in connection with any such exercise or any other payment made or benefit realized under this Plan by the transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under this Plan only the net number of Common Shares actually issued or transferred by the Company less the number of Common Shares so transferred or relinquished.

(b) Notwithstanding anything in Section 3(a) hereof, or elsewhere in this Plan, to the contrary, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of the Incentive Stock Options shall not exceed the total number of Common Shares first specified in Section 3(a) hereof.

(c) Notwithstanding any other provision of this Plan to the contrary, no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any one calendar year, subject to adjustment as provided in Section 9 of this Plan.

(d) Notwithstanding any other provision of this Plan to the contrary, no Participant shall be granted Deferred Shares, in the aggregate, for more than 2,000,000 Common Shares during any two consecutive calendar years, subject to adjustment as provided in Section 9 of this Plan.

4. Option Rights. The Committee may from time to time authorize grants to Participants of options to purchase Common Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains.

(b) Each grant shall specify an Option Price per Common Share, which Option Price, in the case of Nonqualified Stock Options, shall be determined in the sole and absolute discretion of the Committee, and which Option Price, in the case of Incentive Stock Options, shall be no less than the Fair Market Value of the Common Shares at the Date of Grant . In the case of any grant of Incentive Stock Options to a 10% Shareholder, such Option Price per Common Share may not be less than 110% of the Market Value per Share on the Date of Grant.

(c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Committee may determine in accordance with this Plan and (iv) any combination of the foregoing.

(d) Any grant of a Nonqualified Option may provide that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are subject to a risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee on or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received by the Optionee upon the exercise of the Nonqualified Option shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee; provided, however, that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Common Shares received by the Optionee as applied to the forfeitable or restricted Common Shares surrendered by the Optionee.

(e) Any grant may, if there is then a public market for the Common Shares, provide for deferred payment of the Option Price from the proceeds of sale through a broker of some or all of the Common Shares to which the exercise relates.

(f) Any grant may provide for the automatic grant to the Optionee of Reload Option Rights upon the exercise of Option Rights, including Reload Option Rights, for Common Shares or any other noncash consideration authorized under Sections 4(c) and (d) above; provided, however, that the term of any Reload Option Right shall not extend beyond the term of the Option Right originally exercised.

(g) Successive grants may be made to the same Optionee regardless of whether any Option Rights previously granted to the Optionee remain unexercised.

(h) Each grant shall specify the period or periods of continuous employment, or continuous engagement of the consulting services, of the Optionee by the Company or any Subsidiary that are necessary and/or the individual or aggregate performance criteria that must be satisfied before the Option Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a change in control of the Company or other similar transaction or event. Notwithstanding the foregoing, in the case of any grant of Incentive Stock Options, the aggregate Market Value per Share on the Date of Grant of the Common Shares subject to such Incentive Stock Options (and all other incentive stock options granted by the Company or any parent or subsidiary corporation) that are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000.

(i) Option Rights granted pursuant to this Section 4 may be Nonqualified Options or Incentive Stock Options or combinations thereof.

(j) Any grant of an Option Right may provide for the payment to the Optionee of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis, or the Committee may provide that any dividend equivalents shall be credited against the Option Price.

(k) No Option Right granted pursuant to this Section 4 may be exercised more than 10 years from the Date of Grant. In the case of any Incentive Stock Option granted to a 10% Shareholder, such Incentive Stock Option may not be exercised more than five years from the Date of Grant.

(l) Each grant shall be evidenced by an agreement, which shall be executed on behalf of the Company by any designated officer thereof and delivered to and accepted by the Optionee and shall contain such terms and provisions as the Committee may determine consistent with this Plan.

5. Appreciation Rights. The Committee may also authorize grants to Participants of Appreciation Rights. An Appreciation Right shall be a right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100%) of the Spread at the time of the exercise of an Appreciation Right. Any grant of Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Any grant may specify that the amount payable upon the exercise of an Appreciation Right may be paid by the Company in cash, Common Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Common Shares or other equity securities in lieu of cash.

(b) Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

(c) Each grant shall specify (i) the period or periods of continuous employment, or continuous engagement of the consulting services, of the Optionee by the Company or any Subsidiary that are necessary and/or the individual or aggregate performance criteria that must be satisfied before the Appreciation Rights or installments thereof shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.

(d) Any grant may specify that an Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

(e) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

(f) Each grant shall be evidenced by an agreement, which shall be executed on behalf of the Company by any designated officer thereof and delivered to and accepted by the Optionee and shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(g) Regarding Tandem Appreciation Rights only: Each grant shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation.

(h) Regarding Free-standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-standing Appreciation Right a Base Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may also authorize grants or sales to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

(d) Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(e) Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine.

(f) Each grant or sale shall be evidenced by an agreement, which shall be executed on behalf of the Company by any designated officer thereof and delivered to and accepted by the Participant and shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to the Restricted Shares, shall be held in custody by the Company until all restrictions thereon lapse.

7. Deferred Shares. The Committee may also authorize grants or sales of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant or sale shall constitute the agreement by the Company to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each grant or sale shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of the Deferral Period in the event of a change in control of the Company or other similar transaction or event.

(d) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote the Deferred Shares, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on the Deferred Shares in cash or additional Common Shares on a current, deferred or contingent basis.

(e) Each grant or sale shall be evidenced by an agreement, which shall be executed on behalf of the Company by any designated officer thereof and delivered to and accepted by the Participant and shall contain such terms and provisions as the Committee may determine consistent with this Plan.

8. Transferability.

(a) No Option Right or Appreciation Right granted under this Plan may be transferred by a Participant, except (i) by will or the laws of descent and distribution, or (ii) in the case of an award other than an Incentive Stock Option, to one or more members of the Participant's immediate family or to a trust established for the benefit of the Participant and/or one or more members of the Participant's immediate family. Option Rights and Appreciation Rights granted under this Plan may not be exercised during a Participant's lifetime except by (i) the Participant, (ii) a permissible transferee of the Participant described in the preceding sentence, or (iii) in the event of the legal incapacity of the Participant or any such transferee, by the guardian or legal representative of the Participant or such transferee (as applicable) acting in a fiduciary capacity on behalf thereof under state law and court supervision.

(b) Any grant made under this Plan may provide that all or any part of the Common Shares that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or upon the termination of the Deferral Period applicable to Deferred Shares, or are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions upon transfer.

9. Adjustments.

(a) The Committee may make or provide for such adjustments in the number of Common Shares covered by outstanding Option Rights, Appreciation Rights and Deferred Shares granted hereunder, the Option Prices per Common Share or Base Prices per Common Share applicable to any such Option Rights and Appreciation Rights, and the kind of shares (including shares of another issuer) covered thereby, as the Committee may in good faith determine to be equitably required in order to prevent dilution or expansion of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or similar change in the capital structure of the Company or (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. The Committee may also make or provide for such adjustments in the maximum numbers of Common Shares specified in Section 3 of this Plan as the Committee may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 9.

(b) If another corporation is merged into the Company or the Company otherwise acquires another corporation, the Committee may elect to assume under this Plan any or all outstanding stock options or other awards granted by such corporation under any stock option or other plan adopted by it prior to such acquisition. Such assumptions shall be on such terms and conditions as the Committee may determine; provided, however, that the awards as so assumed do not contain any terms, conditions or rights that are inconsistent with the terms of this Plan. Unless otherwise determined by the Committee, such awards shall not be taken into account for purposes of the limitations contained in Section 3 of this Plan.

10. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

11. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of any taxes required to be withheld. At the discretion of the Committee, any such arrangements may without limitation include voluntary or mandatory relinquishment of a portion of any such payment or benefit or the surrender of outstanding Common Shares. The Company and any Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

12. Certain Terminations of Employment or Consulting Services, Hardship, and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment or consulting services by reason of death, disability, normal retirement, early retirement with the consent of the Company, termination of employment or consulting services to enter public or military service with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, or any Common Shares that are subject to any transfer restriction pursuant to Section 8(b) of this Plan, the Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including without limitation waiving or modifying any limitation or requirement with respect to any award under this Plan.

13. Administration of the Plan.

(a) This Plan shall be administered by the Compensation Committee of the Board, which shall be composed of not less than two members of the Board, or, in the absence of a Compensation Committee, by the full Board. At any time that awards under the Plan are subject to Rule 16b-3, each member of the Compensation Committee shall be a "non-employee director" within the meaning of such Rule. In addition, at any time that the Company is subject to Section 162(m) of the Code, each member of the Compensation Committee shall be an "outside director" within the meaning of such Section. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b) The interpretation and construction by the Committee of any provision of this Plan or any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares or Deferred Shares, and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.

14. Amendments and Other Matters.

(a) This Plan may be amended from time to time by the Committee; provided, however, that except as expressly authorized by this Plan, no such amendment shall cause this Plan to cease to satisfy any applicable condition of Rule 16b-3 or cause any award under the Plan to cease to qualify for any applicable exception under Section 162(m) of the Code, without the further approval of the stockholders of the Company.

(b) With the concurrence of the affected Participant, the Committee may cancel any agreement evidencing Option Rights or any other award granted under this Plan. In the event of any such cancellation, the Committee may authorize the granting of new Option Rights or other awards hereunder, which may or may not cover the same number of Common Shares as had been covered by the cancelled Option Rights or other award, at such Option Price, in such manner and subject to such other terms, conditions and discretion as would have been permitted under this Plan had the cancelled Option Rights or other award not been granted.

(c) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(d) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

(e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from so qualifying, any such provision shall be null and void with respect to any such Option Right; provided, however, that any such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

(f) Any award that may be made pursuant to an amendment to this Plan that shall have been adopted without the approval of the stockholders of the Company shall be null and void if it is subsequently determined that such approval was required under the terms of the Plan or applicable law.

(g) Unless otherwise determined by the Committee, this Plan is intended to comply with Rule 16b-3 at all times that awards hereunder are subject to such Rule.

Exhibit 5.1

(Letterhead of Joseph J. Tomasek, Esq.)

February 21, 2003

Board of Directors

Magnitude Information Systems, Inc.

401 State Route 24

Chester, New Jersey 07930

Gentlemen:

We have served as counsel to Magnitude Information Systems, Inc., a Delaware corporation (the "Company") in connection with the registration statement on Form S-8 ( the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and have been requested by the Company to furnish our opinion covering the registration of 5,000,000 shares of the Company's common stock, par value $0.0001 per share, issuable under the Company's Stock Incentive Plan (the "Plan") and 81,000 common shares already issued to five employees pursuant to the terms of the Plan, with the shares of Common Stock issuable pursuant to the Plan and the shares already issued being herein referred to as the "Shares".

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended, (iii) the Bylaws of the Company, as amended, (iv) the Plan and (v) those corporate records, agreements, and other instruments of the Company that we have considered necessary for the purposes of rendering this opinion.

In all instances, we have assumed the authenticity of all documents submitted to us for review in connection with this legal opinion.

Based on the foregoing, we are of the opinion that the 81,000 common shares issued to the five employees of the Company pursuant to the terms of the Plan have been validly issued, fully paid and nonassessable shares of the common stock of the Company, and that; the balance of the 5,000,000 common shares issuable under the Plan, when issued in accordance with the Registration Statement and the Plan will be validly issued, fully paid and nonassessable shares of the Company.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joseph J. Tomasek

Joseph J. Tomasek, Esq.

Exhibit 23.1

[Letterhead of Rosenberg Rich Baker Berman & Company]

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Magnitude Information Systems, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in the Form S-8 Registration Statement of Magnitude Information Systems, Inc. and Subsidiaries, filed with the Commission on or about February 21, 2003, of (1) our report dated March 27, 2002 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2001 and 2000, except for Notes Pertaining to Summary of Significant Accounting Policies, Going Concern, Accounts Payable and Accrued Expenses, Income Taxes, Major Customers, and Restatement of Results, As to which the date is December 6, 2002 and (2) our report dated February 28, 2001 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2000 and 1999, and to all references to our Firm included in this Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey

February 21, 2003